Exhibit 99.1

Key3Media Announces Court Approval of Disclosure Statement

Court Hearing Scheduled for June 4, 2003
to Approve Plan of Reorganization

LOS ANGELES, CA, May 9, 2003 — Key3Media Group, Inc. (OTCBB: KMEDQ.OB), the world’s leading producer of information technology tradeshows and conferences, today announced that the Company received Court approval of its disclosure statement in connection with its plan of reorganization. Key3Media will now begin soliciting acceptances for its proposed plan of reorganization. The confirmation hearing for the Court’s approval of the plan of reorganization is scheduled for June 4, 2003.

“This is another milestone in our progress toward a successful reorganization of the Company,” said Fredric D. Rosen, Chairman and CEO of Key3Media. “The Company remains on schedule to complete its reorganization and emerge within the next 45 days with a strong financial foundation. As demonstrated by the success of our recent NetWorld+Interop show, we continue to secure enthusiastic participation from customers for all our conferences and tradeshows, and to deliver the highest value to all exhibitors and attendees.”

All Key3Media tradeshows and conferences are continuing as scheduled, including JavaOne San Francisco (June 9-13), Seybold Seminars San Francisco (September 22-25), and COMDEX Fall in Las Vegas (November 15-20).

On February 3, 2003, Key3Media announced a plan of reorganization, backed by investment funds managed by Thomas Weisel Capital Partners, which own approximately 68% of Key3Media’s bank debt and approximately 38% of its bonds (11.25% senior subordinated notes due 2011). On April 9, 2003, Key3Media announced it reached an agreement in principle with the Official Committee of Unsecured Creditors, as well as the holders of the Company’s senior secured bank debt, on the terms of the plan of reorganization. Through the reorganization, Key3Media will reduce its total debt by 87% from approximately $372 million to $50 million and eliminate all of its existing preferred stock and common equity. Annual interest expense will be cut from approximately $38 million to $3.4 million.

About Key3 Media Group

Key3Media Group, Inc., produces information technology tradeshows and conferences. Key3Media’s products range from the IT industry’s largest exhibitions such as COMDEX and NetWorld+Interop to highly focused events featuring renowned educational programs, custom seminars and specialized vendor marketing programs. For more information about Key3Media, visit www.key3media.com.

About Thomas Weisel Capital Partners

Thomas Weisel Capital Partners is the merchant banking affiliate of the investment firm Thomas Weisel Partners LLC. TWCP’s flagship fund, Thomas Weisel Capital Partners, L.P., is a $1.3 billion private equity fund with backing from leading institutional investors and a current portfolio of over 30 companies primarily focused in the growth sectors of the economy, including media and communications, information technology and healthcare.

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Forward Looking Statements

Certain matters discussed in this release are “forward-looking statements,” including statements about Key3Media’s future results, plans and goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by the Private Securities Litigation Reform Act of 1995. You can find many (but not all) of these statements by looking for words like “will”, “may”, “believes”, “expects”, “anticipates”, “plans” and “estimates” and for similar expressions. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause Key3Media’s actual results to differ materially from those expressed or implied in this release. These include, but are not limited to, economic conditions generally and in the information technology industry in particular; the timing of Key3Media’s events and their popularity with exhibitors, sponsors and attendees; technological changes and developments; intellectual property rights; competition; capital expenditures; and factors impacting Key3Media’s international operations. On February 3, 2003, Key3Media voluntarily filed for protection and reorganization under the federal bankruptcy code as a result of declining operating profits caused in part by the persistent difficulties experienced by participants in the IT industry and the related reductions in IT marketing budgets, a general downturn in the economy and the continuing adverse consequences of the September 11, 2001 terrorist attacks on the travel industry which have been further negatively impacted by the commencement of hostilities in Iraq during March 2003. Each of these developments have and will continue to adversely affect participation and attendance at Key3Media’s events, although we are not able to quantify or reliably estimate the future impact that these matters may have on our businesses, results of operations or financial condition. The sections entitled “Item 1. Business — Certain Factors That May Affect our Businesses” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K for the year ended December 31, 2002 filed by Key3Media with the SEC contain important cautionary statements and a discussion of many of the factors that could materially affect the accuracy of Key3Media’s forward-looking statements and/or adversely affect its business, results of operations and financial position. These statements and discussions, as well as any others contained in Key3Media’s other SEC public filings, are incorporated herein by reference. Key3Media does not plan to update any forward-looking statements.